Media Contact: Gary Mickelson, 479-290-6111
Investor Contact: Jon Kathol, 479-290-4235

TYSON DELIVERS STRONG EPS OF $0.69 FROM CONTINUING OPERATIONS;
CHICKEN SURGES TO RECORD EARNINGS AND BEEF REBOUNDS

Springdale, Arkansas – August 5, 2013 – Tyson Foods, Inc. (NYSE: TSN), today reported the following results:

(in millions, except per share data)	Third Quarter		Nine Months
	2013	2012	2013	2012
Sales	$8,731	$8,261	$25,480	$24,740
Operating Income	419	342	959	932

Income from Continuing Operations	249	79	589	411
Loss from Discontinued Operation	(4)	(6)	(70)	(16)
Net Income	245	73	519	395
Less: Net Income (Loss) Attributable to Noncontrolling Interest	(4)	(3)	2	(3)
Net Income Attributable to Tyson	$249	$76	$517	$398

Net Income Per Share from Continuing Operations Attributable to Tyson	$0.69	$0.22	$1.61	$1.11
Adjusted[1] Net Income Per Share from Continuing Operations Attributable to Tyson	$0.69	$0.51	$1.56	$1.40

Net Income Per Share Attributable to Tyson	$0.68	$0.21	$1.42	$1.07
Adjusted[1] Net Income Per Share Attributable to Tyson	$0.68	$0.50	$1.52	$1.36

1 Adjusted EPS is explained and reconciled to comparable GAAP measure at the end of this release.
Third Quarter Highlights

•	EPS from continuing operations was $0.69 compared to $0.51 last year on an adjusted basis

•	35% increase on adjusted basis, or 214% increase on GAAP basis

•	Record Sales of $8.7 billion

•	Overall operating margin was 4.8%

•	Record Chicken segment earnings of $220 million

•	7.0% operating margin

•	Beef segment rebounded with earnings of $114 million, or 3.1% operating margin

•	Repurchased 4 million shares for $100 million

•	Liquidity totaled $2 billion at June 29, 2013

“As expected, we are delivering robust results in the second half of our fiscal year.” said Donnie Smith, Tyson's president and chief executive officer. “We produced strong earnings of 69 cents per share while investing in our people, processes and new businesses and continuing to buy back stock. Our Chicken segment achieved record operating income, and our Beef segment rebounded to generate solid returns.

“We see a tremendous amount of opportunity in our business. I am very proud of the team because I'm seeing good long-term decision making to sustain us in the future, and that gives me confidence.”

Segment Performance Review (in millions)

Sales
(for the third quarter and nine months ended June 29, 2013, and June 30, 2012)
	Third Quarter				Nine Months
			Volume	Avg. Price			Volume	Avg. Price
	2013	2012	Change	Change	2013	2012	Change	Change
Chicken	$3,158	$2,855	4.4%	6.0%	$9,136	$8,410	1.8%	6.7%
Beef	3,723	3,487	3.8%	2.9%	10,655	10,323	(3.6)%	7.1%
Pork	1,332	1,344	(4.7)%	4.0%	4,006	4,191	(3.0)%	(1.4)%
Prepared Foods	797	764	1.3%	3.0%	2,441	2,432	0.8%	(0.4)%
Other	—	24	n/a	n/a	47	124	n/a	n/a
Intersegment Sales	(279)	(213)	n/a	n/a	(805)	(740)	n/a	n/a
Total	$8,731	$8,261	2.2%	3.7%	$25,480	$24,740	(0.7)%	4.1%

Operating Income (Loss)
(for the third quarter and nine months ended June 29, 2013, and June 30, 2012)
	Third Quarter				Nine Months
			Operating Margin				Operating Margin
	2013	2012	2013	2012	2013	2012	2013	2012
Chicken	$220	$159	7.0%	5.6%	$471	$346	5.2%	4.1%
Beef	114	71	3.1%	2.0%	134	101	1.3%	1.0%
Pork	67	69	5.0%	5.1%	264	349	6.6%	8.3%
Prepared Foods	24	47	3.0%	6.2%	85	142	3.5%	5.8%
Other	(6)	(4)	n/a	n/a	5	(6)	n/a	n/a
Total	$419	$342	4.8%	4.1%	$959	$932	3.8%	3.8%
Prior period results have been revised to reflect a discontinued operation, which was part of our Chicken segment, recognized in the third quarter of fiscal 2013.

•
Chicken - Sales volume grew due to increased domestic and international production driven by stronger demand for chicken products. The increase in average sales price in the third quarter and nine months of fiscal 2013 was primarily due to mix changes and price increases associated with higher input costs. Since many of our sales contracts are formula based or shorter-term in nature, we were able to offset rising input costs through improved pricing and mix. Operating income was positively impacted by increased average sales price and volume, improved live performance and operational execution, as well as improved performance in our foreign-produced operations. These increases were partially offset by increased feed costs of $105 million and $440 million for the third quarter and nine months of fiscal 2013, respectively.

•
Beef - Fed cattle supplies decreased which drove up average sales price and livestock cost. Sales volumes increased in the third quarter due to increased demand for our beef products. Sales volumes decreased in the nine months of fiscal 2013 due to a reduction in outside trim and tallow purchases. Operating income increased in the third quarter and nine months of fiscal 2013 due to improved operational execution and less volatile live cattle markets.

•
Pork - For the third quarter of fiscal 2013, demand for pork products improved, which drove up average sales price and livestock cost despite a slight increase in live hog supplies. For the nine months of fiscal 2013, live hog supplies increased, which drove down average sales price and livestock cost. Sales volumes decreased as a result of balancing our supply with customer demand and reduced exports. While reduced compared to prior year, operating income remained strong in the nine months of fiscal 2013 despite brief periods of imbalance in industry supply and customer demand.

•
Prepared Foods - Operating income decreased, despite increased sales volumes, as the result of product mix, increased raw material costs and additional costs incurred as we invested in our lunchmeat business. Because many of our sales contracts are formula based or shorter-term in nature, we are typically able to offset rising input costs through pricing. However, there is a lag time for price increases to take effect.

Outlook
In fiscal 2014, we expect overall domestic protein production (chicken, beef, pork and turkey) to increase approximately 1% from fiscal 2013 levels. The recent favorable weather conditions and more ideal planting environment should increase 2014 grain supplies, which should result in lower input costs as well as decreased costs for cattle and hog producers. The following is a summary of the fiscal 2014 outlook for each of our segments, as well as an outlook on sales, capital expenditures, net interest expense, debt and liquidity and share repurchases for the remainder of fiscal 2013 and fiscal 2014:

•
Chicken – Current USDA data shows U.S. chicken production to increase 2-3% in fiscal 2014 compared to fiscal 2013. Based on current futures prices, we expect lower feed costs in fiscal 2014 compared to fiscal 2013 of approximately $500 million. Many of our sales contracts are formula based or shorter-term in nature, which allows us to adjust pricing when input costs fluctuate. However, there may be a lag time for price changes to take effect. For fiscal 2014, we believe our Chicken segment will be in or above its normalized range of 5.0%-7.0%.

•
Beef – We expect to see a reduction of industry fed cattle supplies of 2-3% in fiscal 2014 as compared to fiscal 2013. Although we generally expect adequate supplies in regions we operate our plants, there may be periods of imbalance of fed cattle supply and demand. For fiscal 2014, we believe our Beef segment's profitability will be similar to fiscal 2013, but could be below its normalized range of 2.5%-4.5%.

•	Pork – We expect industry hog supplies to be flat and exports to improve compared to fiscal 2013. For fiscal 2014, we believe our Pork segment will be in its normalized range of 6.0%-8.0%.

•
Prepared Foods – We expect operational improvements and pricing to offset increased raw material costs. Because many of our sales contracts are formula based or shorter-term in nature, we are typically able to offset rising input costs through increased pricing. For fiscal 2014, we believe our Prepared Foods segment could be slightly below its normalized range of 4.0%-6.0% as we continue to invest in our growth platforms.

•
Sales – We expect fiscal 2013 sales to approximate $34.5 billion mostly resulting from price increases related to decreases in domestic availability of certain protein and increased raw material costs. We expect fiscal 2014 sales to approximate $36 billion as we continue to execute our strategy of accelerating growth in domestic value-added chicken sales, prepared food sales and international chicken production.

•	Capital Expenditures – We expect fiscal 2013 capital expenditures will approximate $550-$600 million. We expect fiscal 2014 capital expenditures to approximate $650-$700 million.

•	Net Interest Expense – We expect net interest expense will approximate $140 million and $100 million for fiscal 2013 and 2014, respectively.

•
Debt and Liquidity – Our next significant debt maturity is scheduled for October 2013, which we currently plan to use cash on hand and/or cash flows from operations for payment. We may also use additional available cash to repurchase notes when available at attractive rates. Total liquidity at June 29, 2013, was $2 billion, well above our goal to maintain liquidity in excess of $1.2 billion.

•
Share Repurchases – We expect to continue repurchasing shares under our share repurchase program. As of June 29, 2013, 24 million shares remain authorized for repurchases. The timing and extent to which we repurchase shares will depend upon, among other things, our working capital needs, market conditions, liquidity targets, our debt obligations and regulatory requirements.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Sales	$8,731	$8,261	$25,480	$24,740
Cost of Sales	8,049	7,695	23,791	23,140
Gross Profit	682	566	1,689	1,600

Selling, General and Administrative	263	224	730	668
Operating Income	419	342	959	932
Other (Income) Expense:
Interest income	(2)	(2)	(5)	(9)
Interest expense	36	215	109	316
Other, net	—	(3)	(19)	(17)
Total Other (Income) Expense	34	210	85	290
Income from Continuing Operations before Income Taxes	385	132	874	642
Income Tax Expense	136	53	285	231
Income from Continuing Operations	249	79	589	411
Loss from Discontinued Operation, Net of Tax	(4)	(6)	(70)	(16)
Net Income	245	73	519	395
Less: Net Income (Loss) Attributable to Noncontrolling Interest	(4)	(3)	2	(3)
Net Income Attributable to Tyson	$249	$76	$517	$398
Amounts attributable to Tyson:
Net Income from Continuing Operations	253	82	587	414
Net Loss from Discontinued Operation	(4)	(6)	(70)	(16)
Net Income Attributable to Tyson	$249	$76	$517	$398
Weighted Average Shares Outstanding:
Class A Basic	283	291	284	294
Class B Basic	70	70	70	70
Diluted	369	369	366	373
Net Income Per Share from Continuing Operations Attributable to Tyson:
Class A Basic	$0.73	$0.23	$1.69	$1.16
Class B Basic	$0.66	$0.20	$1.52	$1.04
Diluted	$0.69	$0.22	$1.61	$1.11
Net Loss Per Share from Discontinued Operation Attributable to Tyson:
Class A Basic	$(0.01)	$(0.02)	$(0.20)	$(0.05)
Class B Basic	$(0.02)	$(0.01)	$(0.18)	$(0.04)
Diluted	$(0.01)	$(0.01)	$(0.19)	$(0.04)
Net Income Per Share Attributable to Tyson:
Class A Basic	$0.72	$0.21	$1.49	$1.11
Class B Basic	$0.64	$0.19	$1.34	$1.00
Diluted	$0.68	$0.21	$1.42	$1.07
Dividends Declared Per Share:
Class A	$0.050	$0.040	$0.260	$0.120
Class B	$0.045	$0.036	$0.234	$0.108

Sales Growth	5.7%		3.0%
Margins: (Percent of Sales)
Gross Profit	7.8%	6.9%	6.6%	6.5%
Operating Income	4.8%	4.1%	3.8%	3.8%
Income from Continuing Operations	2.9%	1.0%	2.3%	1.7%
Effective Tax Rate for Continuing Operations	35.4%	40.2%	32.6%	35.9%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	June 29, 2013	September 29, 2012
Assets
Current Assets:
Cash and cash equivalents	$943	$1,071
Accounts receivable, net	1,454	1,378
Inventories	2,901	2,809
Other current assets	229	145
Total Current Assets	5,527	5,403
Net Property, Plant and Equipment	4,042	4,022
Goodwill	1,903	1,891
Intangible Assets	143	129
Other Assets	487	451
Total Assets	$12,102	$11,896

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$508	$515
Accounts payable	1,309	1,372
Other current liabilities	1,121	943
Total Current Liabilities	2,938	2,830
Long-Term Debt	1,899	1,917
Deferred Income Taxes	467	558
Other Liabilities	551	549

Total Tyson Shareholders’ Equity	6,213	6,012
Noncontrolling Interest	34	30
Total Shareholders’ Equity	6,247	6,042

Total Liabilities and Shareholders’ Equity	$12,102	$11,896

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	June 29, 2013	June 30, 2012
Cash Flows From Operating Activities:
Net income	$519	$395
Depreciation and amortization	387	369
Deferred income taxes	(21)	75
Loss on early extinguishment of debt	—	167
Other, net	80	(1)
Net change in other current assets and liabilities	(193)	(286)
Cash Provided by Operating Activities	772	719

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(425)	(530)
Purchases of marketable securities	(123)	(45)
Proceeds from sale of marketable securities	22	36
Acquisitions, net of cash acquired	(106)	—
Other, net	36	19
Cash Used for Investing Activities	(596)	(520)

Cash Flows From Financing Activities:
Payments on debt	(69)	(919)
Net proceeds from borrowings	48	1,082
Purchases of Tyson Class A common stock	(298)	(209)
Dividends	(87)	(44)
Stock options exercised	93	32
Other, net	13	(26)
Cash Used for Financing Activities	(300)	(84)

Effect of Exchange Rate Changes on Cash	(4)	(3)

Increase (Decrease) in Cash and Cash Equivalents	(128)	112
Cash and Cash Equivalents at Beginning of Year	1,071	716
Cash and Cash Equivalents at End of Period	$943	$828

TYSON FOODS, INC.
EBITDA Reconciliations
(In millions)
(Unaudited)

	Nine Months Ended		Fiscal Year Ended	Twelve Months Ended
	June 29, 2013	June 30, 2012	September 29, 2012	June 29, 2013

Net income	$519	$395	$576	$700
Less: Interest income	(5)	(9)	(12)	(8)
Add: Interest expense	109	316	356	149
Add: Income tax expense (a)	287	231	351	407
Add: Depreciation	354	327	443	470
Add: Amortization (b)	12	13	17	16
EBITDA	$1,276	$1,273	$1,731	$1,734

Total gross debt			$2,432	$2,407
Less: Cash and cash equivalents			(1,071)	(943)
Less: Short-term investments			(3)	(81)
Total net debt			$1,358	$1,383

Ratio Calculations:
Gross debt/EBITDA			1.4x	1.4x
Net debt/EBITDA			0.8x	0.8x

(a)	Includes income tax expense of discontinued operation

(b)
Excludes the amortization of debt discount expense of $21 million and $29 million for the nine months ended June 29, 2013, and June 30, 2012, respectively, and $39 million for the fiscal year ended September 29, 2012, as it is included in Interest expense.

EBITDA represents net income, net of interest, income tax and depreciation and amortization. EBITDA is presented as a supplemental financial measurement in the evaluation of our business. We believe the presentation of this financial measure helps investors to assess our operating performance from period to period and enhances understanding of our financial performance and highlights operational trends. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. However, the measurement of EBITDA may not be comparable to those of other companies in our industry, which limits its usefulness as a comparative measure. EBITDA is not a measure required by or calculated in accordance with GAAP and should not be considered as a substitute for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally, in making investment decisions.

TYSON FOODS, INC.
EPS Reconciliations
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012

Reported net income from continuing operations per share attributable to Tyson	$0.69	$0.22	$1.61	$1.11

Less: $19 million recognized currency translation adjustment gain	—	—	(0.05)	—
Add: $167 million early extinguishment of debt charge	—	0.29	—	0.29

Adjusted net income from continuing operations per share attributable to Tyson	$0.69	$0.51	$1.56	$1.40

	Three Months Ended		Nine Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012

Reported net income per share attributable to Tyson	$0.68	$0.21	$1.42	$1.07

Less: $19 million recognized currency translation adjustment gain	—	—	(0.05)	—
Add: $56 million impairment of non-core assets in China	—	—	0.15	—
Add: $167 million early extinguishment of debt charge	—	0.29	—	0.29

Adjusted net income per share attributable to Tyson	$0.68	$0.50	$1.52	$1.36

Adjusted net income per share attributable to Tyson (adjusted EPS) and adjusted net income from continuing operations per share attributable to Tyson (adjusted continuing EPS) are presented as supplementary financial measurements in the evaluation of our business. We believe the presentation of adjusted EPS and adjusted continuing EPS helps investors to assess our financial performance from period to period and enhances understanding of our financial performance. However, adjusted EPS and adjusted continuing EPS may not be comparable to those of other companies in our industry, which limits the usefulness as comparative measures. Adjusted EPS and adjusted continuing EPS are not measures required by or calculated in accordance with GAAP and should not be considered as substitutes for any measure of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally, in making investment decisions.

Tyson Foods, Inc., with headquarters in Springdale, Arkansas, is one of the world's largest processors and marketers of chicken, beef and pork, the second-largest food production company in the Fortune 500 and a member of the S&P 500. The Company was founded in 1935 by John W. Tyson, whose family has continued to be involved with son Don Tyson leading the company for many years and grandson John H. Tyson serving as the current Chairman of the Board of Directors. Tyson Foods produces a wide variety of protein-based and prepared food products and is the recognized market leader in the retail and foodservice markets it serves. The Company provides products and services to customers throughout the United States and approximately 130 countries. It has approximately 115,000 Team Members employed at more than 400 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson Foods strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The Company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

A conference call to discuss the Company's financial results will be held at 9 a.m. Eastern Monday, August 5, 2013. To listen live via telephone, call 888-455-8283. International callers dial 210-839-8865. The pass code "Tyson Foods" will be required to join the call. A telephone replay will be available until September 5, 2013, at 866-513-4365. International callers may access the replay at 203-369-1981. The live webcast, as well as the replay, will be available on the Internet at http://ir.tyson.com. Financial information, such as this news release, as well as other supplemental data, can be accessed from the Company's web site at http://ir.tyson.com.

Forward-Looking Statements

Certain information contained in the press release may constitute forward-looking statements, such as statements relating to expected performance, and including, but not limited to, statements appearing in the “Outlook” section. These forward-looking statements are subject to a number of factors and uncertainties which could cause our actual results and experiences to differ materially from the anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) the effect of, or changes in, general economic conditions; (ii) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (iii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iv) successful rationalization of existing facilities and operating efficiencies of the facilities; (v) risks associated with our commodity purchasing activities; (vi) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vii) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (viii) changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock; (ix) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (x) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xi) significant marketing plan changes by large customers or loss of one or more large customers; (xii) adverse results from litigation; (xiii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xiv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xv) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xvi) effectiveness of advertising and marketing programs; and (xvii) those factors listed under Item 1A. “Risk Factors” included in our September 29, 2012, Annual Report filed on Form 10-K.